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News Release

Contact:               Jerome J. Gassen
                      President and Chief Executive Officer
                      (765) 529-2230

AMERIANA BANCORP NAMES THREE NEW DIRECTORS

    NEW CASTLE, Ind. (March 4, 2013) – Ameriana Bancorp (NASDAQ: ASBI), parent company of Ameriana Bank, today announced that Jennifer P. Bott, William F. McConnell Jr. and Michael W. Wells have been appointed to the Boards of Directors of the Company and Ameriana Bank.  Their appointments expand the Board to 10 members.

    Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp, said, “We are delighted that Jennifer, Bill and Mike have agreed to join our Board.  The Board reviewed a long list of candidates, searching for directors with qualities that would truly enhance the current Board and add to the overall expertise.  They each bring skills, perspectives and personal spheres of influence that will prove invaluable to the Company as we continue to expand our presence in central Indiana.”

    Chairman of the Board Michael E. Kent added, “These additions improve the diversity of the Board while providing depth for succession planning.  Furthermore, the new directors will strengthen the Board’s committee structure and strategically broaden our influence in the new growth markets that we serve.”

    Jennifer Bott is the first woman to be appointed to the Board in Company history. She is an Associate Professor of Management for Ball State University’s Miller College of Business and currently serves as Assistant Provost for Learning Initiatives.  In that role, she oversees the work of the University’s School of Extended Education and iLearn: Integrated Learning Institute, a recently created academic affairs unit.  This unit brings together student support, instructional design and faculty and administrative services for online and blended education.

    Bott earned her master’s and doctoral degrees from the University of Akron.  She has served in a variety of roles at Ball State, most recently as the Executive Director of the Master of Business Administration and Certificate Programs at the Miller College of Business.  For the academic years 2004-2005 and 2005-2006, she was the recipient of the Delta Sigma Pi Professor of the Year and the Extraordinary Year Award for the Miller College of Business in 2007.  She was awarded Junior Faculty of the Year in 2009 and won an Innovation in Business Award for her immersive learning activities from the Mid-Continent Association to Advance Collegiate Schools of Business Deans.  In 2011, Bott was recognized for outstanding contributions to education by the Muncie and Delaware County Chamber of Commerce.

    Bill McConnell currently serves as Senior Vice President and Chief Information Officer of Indiana University Health.  Before joining IU Health, McConnell was Chief Executive Officer for FlowCo Inc., an Indianapolis-based medical device start-up.  He also held executive management positions throughout his 40-year career, including senior vice president roles with Boston Scientific Corporation, Guidant Corporation and Resort Condominiums International (RCI).

    Prior to moving into business leadership, McConnell had a successful career with Andersen Consulting (now Accenture) and with Arthur Andersen & Co.  He joined Andersen in 1971, immediately following graduation from Miami University in Oxford, Ohio.  He was admitted to partnership in 1981 and became Managing Partner in 1983, leading the practice through seven years of strong growth.  While no longer licensed, he is a certified public accountant.

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    McConnell serves as Chairman of the Board of Directors of HRS Consulting, a healthcare consulting organization focused on the electrophysiology market.  In addition, he is a member of the Board of Directors of Bluelock, a cloud computing company.  McConnell currently serves on the Boards of the Indianapolis affiliate of the American Heart Association and the American Red Cross of Greater Indianapolis.  Previously, he sat on the Board of Governors of the American Red Cross, where he served on the Audit Committee and was vice chair of the Biomedical Services committee. He has also served as Chair of the Board for The Children’s Museum of Indianapolis, Conner Prairie and the American Red Cross of Greater Indianapolis.

    Mike Wells serves as President of REI Investments Inc. and the manager of REI Real Estate Services LLC.  Throughout the past 25 years, Wells has been involved in a number of significant real estate projects, including the JW Marriott Hotel, Marriott Place, Circle City Mall, Wellpoint Operation Center, Emmis Communications Headquarters and the Indianapolis Marriott Hotel.  Currently, REI has a number of hotels and multi-family projects under development in Indianapolis, Louisville, Kentucky and Austin, Texas.  In addition to his development activities, Wells manages the portfolio of real estate investments owned by REI Real Estate Partnership.  These investments include 300 North Meridian in downtown Indianapolis, several parking garages and numerous suburban office buildings.  REI currently has over $200 million of development projects.

    Wells previously served on the Board of Directors of First Indiana Bank from April 2007 until it was acquired in January 2008 by Marshall & Ilsley Corporation.  Wells then served on the M&I Advisory Board until Bank of Montreal (BMO) purchased M&I.

    Prior to his career with REI, Wells was a practicing attorney in Indianapolis, specializing in the real estate and tax-exempt financing area.  He graduated Magna Cum Laude from the Robert H. McKinney School of Law at Indiana University and received a B.S. from Purdue University in Interdisciplinary Engineering.  Wells is active in the community, serving as President of the Indianapolis Airport Authority, immediate past Chairman of the Indianapolis Zoo, Indiana Chamber of Commerce and Crossroads Council of the Boy Scouts of America.  He also serves on the Executive Committee of the YMCA of Greater Indianapolis and Building Owners and Managers Association and is a member of the Benjamin Harrison Presidential Site Board of Directors and the American Pianists Association.  Wells is a member of the Indianapolis Bar Association and alumnus of the Stanley K Lacy Leadership program.

    Ameriana Bancorp is a bank holding company.  Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area.  Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

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